Exhibit 3.16

OFFICE OF THE SECRETARY OF STATE

STATE OF OKLAHOMA

AMENDED CERTIFICATE OF INCORPORATION

WHEREAS, the Amended Certificate of Incorporation of

SAMSON RESOURCES COMPANY

has been filed in the office of the Secretary of State as provided by the laws of the State of Oklahoma.

NOW THEREFORE, I, the undersigned, secretary of state of the State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this certificate evidencing such filing.

IN TESTIMONY WHEREOF, I hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma.

Filed in the city of Oklahoma City this 30th day of June, 2004

/s/ M. Susan Savage
Secretary of State

AMENDED CERTIFICATE OF INCORPORATION

(AFTER RECEIPT OF PAYMENT OF STOCK)

To:	OKLAHOMA SECRETARY OF STATE

2300 N. Lincoln Blvd., Room 101, State Capitol Building

Oklahoma City, Oklahoma 73105-4897

(405)-522-4560

The undersigned Oklahoma corporation, fur the purpose of amending its certificate of incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies:

I.	A. The name of the corporation is:

Samson Resources Company

B. As amended: the name of the corporation has been changed to:

(Please Note: the new name of the corporation MUST contain one of the following words: association, company, corporation, club, foundation, fraud, incorporated, institute, society, union, syndicate or limited or one of the abbreviations co., corp., inc. or ltd.)

2. The name of the registered agent and the street address of the registered office in the State of Oklahoma is:

Jack A. Canon	Two West Second Street	Tulsa	Tulsa	74103
Name of Agent	Street Address	City	County	Zip code

(P.O. BOXES ARE NOT ACCEPTABLE))

3. The duration of the corporation is: perpetual

4. The aggregate number of the authorized shares, itemized by class, par value of shares, shares without par value, and series, if any, within a class is:

NUMBER OF SHARES	SERIES (If any)	PAR VALUE PER SHARE (or, if without par value, so state)
COMMON 5,000,000	n/a	$.01
PREFERRED 20,000	n/a	$1,000

5. Set forth clearly any and all amendments to the certificate of incorporation which are desired to be made:

see Exhibit A

That at a meeting of the Board of Directors, a resolution was duly adopted setting forth the foregoing proposed amendment(s) to the Certificate of Incorporation of said corporation, declaring said amendment(s) to be advisable and calling a meeting of the shareholders of said corporation fur consideration thereof.

That thereafter, pursuant to said resolution of its Board of Directors, a meeting of the shareholders of said corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment(s).

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its President or Vice President and attested by its Secretary or Assistant Secretary, this 30th day of June , 2004.

/s/ Sam Parker
By Executive Vice President

s/ Sam Parker
(PLEASE PRINT NAME)

ATTEST:

/s/ Annabel M. Jones
By Secretary

Annabel M. Jones
PLEASE PRINT NAME)

EXHIBIT A

FIRST: That Article FIVE of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

ARTICLE FIVE: Number and Designation of Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 5,020,000 shares, which shall be divided into two classes as follows: 5,000,000 shares of Common Stock, $.01 per value (“Common Stock”), and 20,000 shares of Preferred Stock, $1,000 par value (“Preferred Stock”). The powers, designations, preferences, rights and qualifications, limitations or restrictions on the Common Stock and the Preferred Stock are set forth below.

(a) General. Subject to the applicable provisions of the Oklahoma General Corporation Law (the “Act”) and the provisions of this Certificate of Incorporation, the Corporation may issue shares of its Common Stock and Preferred Stock from time to time, for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its sole and absolute discretion. Shares so issued, for which the consideration has been paid or delivered to the Corporation, shall be deemed fully paid stock and shall not be subject to any future call or assessment thereon, and the holders thereof shall not be liable for any further payments in respect thereof.

(b) Common Stock. The shares of authorized Common Stock shall be identical in all respects and shall have equal rights and privileges as follows:

(i) After the requirements for preferential dividends on the shares of any outstanding series of Preferred Stock shall have been met and the Corporation shall have complied with all of the requirements, if any, for sinking funds or redemption or purchase accounts and satisfied any other conditions that may be fixed in accordance with this Certificate of Incorporation or the provisions of any resolution or resolutions adopted by the Board of Directors, then the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors on the Common Stock, which dividends shall be paid out of assets legally available for the payment of dividends and shall be distributed to the holders of Common Stock pro rata in accordance with the number of shares of Common Stock held by each of them.

(ii) After distribution in full of the preferential amounts, if any, to be distributed to the holders of the shares of any outstanding series of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind, available for distribution to stockholders which assets shall be distributed to the holders of the Common Stock pro rata in accordance with the number of shares of Common Stock held by each of them.

(iii) Except as may otherwise be required by law, this Certificate of Incorporation or the provisions of any resolution or resolutions adopted by the Board of Directors, each holder of Common Stock shall have one vote per share of Common Stock on each matter voted upon by the stockholders.

(c) Preferred Stock. Authority is hereby granted to the Board of Directors, subject to the provisions of this Article 5, to authorize the issue of one or more series of Preferred Stock and to fix, by resolution providing for the issue of each such series, the powers, designations, preferences and relative, participating, optional or other special rights of the series, and the qualifications, limitations or restrictions thereof, if any, including the following:

(i) The number of shares comprising the series and the distinctive designation thereof;

(ii) The dividend rate or rates (which may be contingent upon the happening of certain events), if any, on the shares of the series, the date or dates from which dividends shall accrue, the dates on which dividends thereon, if declared, shall be payable and a statement whether or not or in what circumstances dividends may be cumulative;

(iii) The currency of denomination of the shares;

(iv) Whether or not the shares of the series shall be redeemable and, if so, the limitations and restrictions on redemption, the manner of selecting shares of the series to be redeemed and the amount, if any, in addition to any accrued and unpaid dividends thereon that the holders of shares of the series shall be entitled to receive upon redemption thereof, which amount may vary at different redemption dates and may be different for shares redeemed through the operation of any purchase, retirement or sinking fund;

(v) The amount, if any, in addition to any secured and unpaid dividends thereon that the holders of shares of the series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount shall not be less than the par value but otherwise may vary depending upon whether the liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates;

(vi) Whether or not the shares of the series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, whether the purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to and the manner in which the fund shall be applied to the purchase or redemption of shares of the series for retirement or for other corporate purposes and the terms and provisions for the operation thereof;

(vii) Whether or not the shares of the series shall be convertible into or exchangeable for shares of capital stock of any other class or series for other securities or property of the Corporation and, if so convertible or exchangeable, the terms and conditions of conversion or exchange and the method, if any, of adjusting the same;

(viii) The voting powers, if any, of shares of the series;

(ix) Any other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof.

All shares of any one series of Preferred Stock shall be identical in all respects, except that shares of any one series issued at different times may have different dates from which dividends thereon shall accrue; and all series shall rank equally and be identical in all respects, except as otherwise provided. Shares of Preferred Stock that have been redeemed, purchased or retired through the operation of a purchase, retirement or sinking fund or shares of Preferred Stock that have been converted into shares of any other class of capital stock of the Corporation or exchanged for any other securities of the Corporation, upon compliance with any applicable provisions of the Act, shall have the status of authorized but unissued shares of Preferred Stock and may be reissued (x) as part of the series in which they were originally included (if the terms of that series do not prohibit the reissuance), (y) as part of a new series of Preferred Stock to be created by resolution of the Board of Directors or (z) as part of any other series of Preferred Stock the terms of which do not prohibit the reissuance.